SHARE EXCHANGE AGREEMENT

BY AND BETWEEN

GH CAPITAL, INC.

AND

VITANA-X, INC.

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is made as of the 21st day of August 2019, between GH CAPITAL, INC., a Florida corporation (“GHHC”) and the shareholders of VITANA-X, INC., a Florida Corporation (the shareholders are referred to collectively as “SELLERS” and Vitana-X, Inc. is referred to as “Vitana-X”).

RECITALS

WHEREAS, the SELLERS collectively own 100% of the shares of Vitana-X as set forth in the attached Schedule 1.1;

WHEREAS, GHHC presently has one million (1,000,000) shares of Series B Preferred stock authorized, of which there are zero (0) shares issued and outstanding;

WHEREAS, the Board of Directors of GHHC desires to reorganize GHHC by causing it to issue to SELLERS one million (1,000,000) shares of GHHC Series B Preferred stock in exchange for SELLERS' transfer of their 100% of the issued and outstanding shares of Vitana-X to GHHC (the “Share Exchange”), upon the terms, provisions, and conditions and for the consideration hereinafter set forth, thereby making Vitana-X a subsidiary of GHHC; and

WHEREAS, the parties intend that the exchange of stock qualifies as a tax-free reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the business combination contemplated hereby be accounted for as a reverse acquisition under the purchase method for business combinations. The combination of the two companies is recorded as a recapitalization of Vitana-X, pursuant to which Vitana-X is treated as the continuing entity.

AGREEMENT

NOW THEREFORE, in consideration of these premises and the mutual agreements set forth below, intending to be legally bound, the parties agree as follows:

ARTICLE I

SHARE EXCHANGE

SECTION 1.1 EXCHANGE AND ISSUE OF SHARES. On the terms and subject to the conditions here set forth, at the Closing,

(a)	GHHC will issue and deliver one million (1,000,000) validly issued, fully-paid and non-assessable shares of GHHC Series B Preferred Stock, having no par value per share, to the SELLERS on a pro rata basis as set forth in Schedule 1.1;

(b)	SELLERS will deliver to GHHC One Hundred Percent (100%) of the shares (the “Vitana-X Interests”); and

SECTION 1.2 EFFECTIVE RESULT OF THE SHARE EXCHANGE. At the Effective Date, Vitana-

X, will be acquired and will become a wholly-owned subsidiary of GHHC.

SECTION 1.3 THE EXCHANGE OF CERTIFICATES.

(a)	SELLERS will deliver all certificates representing all issued, cancelled, and outstanding shares to GHHC., along with suitably executed stock powers, along with any other documents required for delivery at the Closing by this Agreement.

(b)	After the Closing, the Exchange Agent will be instructed to deliver to the SELLERS their respective share certificates representing new shares of GHHC Series B Preferred Stock (each a “New Certificate”).

SECTION 1.4 ACTS TO CARRY OUT THIS EXCHANGE PLAN.

(a)	Vitana-X and its proper officers and directors will do all such acts and things as may be necessary or proper to vest, perfect, or confirm in GHHC title to such property or rights and otherwise to carry out the purposes of this Share Exchange Agreement.

(b)	If, at any time after the Effective Date, GHHC will consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in GHHC its right, title, or interest in or under any of the rights, properties, or assets of Vitana-X acquired or to be acquired by GHHC as a result of, or in connection with, the Share Exchange, or (ii) otherwise carry out the purposes of this Agreement, Vitana-X and its proper officers and directors will be deemed to have granted to GHHC an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in GHHC and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of GHHC are fully authorized in the name of GHHC or otherwise to take any and all such action.

SECTION 1.5 DIRECTORS AND EXECUTIVE OFFICERS. Subject to the fiduciary duties of its directors, GHHC, as promptly as practicable after the Effective Date, will use its best efforts to cause its existing board of directors and all officers to resign and immediately thereafter to be comprised of the directors appointed by SELLERS.

SECTION 1.6 RESERVED.

SECTION 1.7 RESERVED.

ARTICLE II

EFFECTIVE DATE

The Effective Date shall be August 21, 2019.

ARTICLE III

CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF THE PARTIES

The obligations of SELLERS and GHHC to consummate the Share Exchange will be subject to the conditions that on or before the Effective Date:

SECTION 3.1 NOTICE TO SHAREHOLDERS OF GHHC. The shareholders of GHHC will have been notified of the Agreement by filing a Form 8-K with the Securities and Exchange Commission.

SECTION 3.2 ABSENCE OF LEGAL PROCEEDINGS. No action, suit, or proceeding will have been instituted or will have been threatened before any court or other governmental body or by any public authority to restrain, enjoin, or prohibit the Share Exchange, or which would reasonably be expected to restrict materially the operation of the business of Vitana-X or the exercise of any rights with respect thereto or to subject either of the parties hereto or any of their subsidiaries, directors, or officers to any liability, fine, forfeiture, divestiture, or penalty on the ground that the transactions contemplated hereby, the parties hereto, or their subsidiaries, directors, or officers have breached or will breach any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit, or proceeding raises substantial questions of law or fact which could reasonably be decided materially adversely to either party hereto or its subsidiaries, directors, or officers.

ARTICLE IV

CONDITIONS PRECEDENT TO PERFORMANCE OF THE OBLIGATIONS OF GHHC

The obligations of GHHC are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by GHHC in writing unless not so permitted by law:

SECTION 4.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of Vitana-X contained in this Agreement will be true and correct in all material respects as of the Effective Date with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of Vitana-X contained in this Agreement that specifically relate to an earlier date will be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by Vitana-X on or prior to the Effective Date will have been so performed or met. On the date of the Effective Date, the chief executive officer of Vitana-X will deliver to GHHC a certificate to that effect. The delivery of such certificates will in no way diminish the warranties, representations, covenants, and obligations of Vitana-X made in this Agreement.

SECTION 4.2 NO ADVERSE DEVELOPMENTS.

(a)	During the period from June 30, 2019 to the Effective Date, (i) there will not have been any material adverse effect as defined in section 12.5(c) (a “Material Adverse Effect”) with respect to Vitana-X.

(b)	As of the Effective Date, there will be no liabilities of Vitana-X, other than liabilities incurred in the ordinary course of business, which are material to Vitana-X on a consolidated basis which were not reflected in the Vitana-X Financial Statements, and there will be no material deterioration in the quality or market value of the real property, investments and other assets included in such financial statements of Vitana-X.

SECTION 4.3 RESERVED.

ARTICLE V

CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF SELLERS

The obligations of SELLERS hereunder are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by SELLERS in writing unless not so permitted by law:

SECTION 5.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of GHHC contained in this Agreement will be true and correct in all material respects as of the Effective Date with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of GHHC contained in this Agreement that specifically relate to an earlier date will be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by GHHC on or prior to the Effective Date will have been so performed or met.

SECTION 5.2 NO ADVERSE DEVELOPMENTS. During the period from June 30, 2019 to the Effective Date, there will not have been any Material Adverse Effect with respect to GHHC, and SELLERS will have received a certificate dated the date of the Effective Date signed by either the president or an executive vice president of GHHC to the foregoing effect. The delivery of such officer's certificate will in no way diminish the warranties and representations of GHHC made in this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY

GHHC represents and warrants to SELLERS as follows:

SECTION 6.1 ORGANIZATION, POWERS, AND QUALIFICATION. GHHC is a duly organized, validly existing corporation in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease its properties and to carry on its business as now conducted. GHHC owns or possesses in the operation of its business all franchises, licenses, permits, certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted.

SECTION 6.2 EXECUTION AND PERFORMANCE OF AGREEMENT. GHHC has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

SECTION 6.3 BINDING OBLIGATIONS, DUE AUTHORIZATION. Subject to the approval of its shareholders, this Agreement constitutes a valid, legal, and binding obligation of GHHC, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of GHHC.

SECTION 6.4 ABSENCE OF VIOLATIONS. GHHC is not (i) in violation of its bylaws, (ii) in violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body, (iii) in violation of or in default with respect to any order, writ, injunction, or decree of any court, or any order, license, regulation, or demand of any governmental agency; (iv) in violation of any term of any security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate, and GHHC has not received any claim or notice of violation.

SECTION 6.5 ABSENCE OF DEFAULT. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of GHHC. None of such execution, consummation, or fulfillment will (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any of the property or assets of GHHC pursuant to any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, loan, credit arrangement or other commitment or arrangement of it in respect of which it is an obligor.

SECTION 6.6 SUBSIDIARIES. GHHC does not have any direct or indirect subsidiaries and does not directly or indirectly own, control, or hold, with the power to vote, any shares of the capital stock of any entity (including, without limitation, corporations, partnerships, and joint ventures). There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of GHHC. There are no other direct or indirect subsidiaries of GHHC that would be or are required to be consolidated or accounted for on the equity method in the consolidated financial statements of GHHC prepared in accordance with generally accepted accounting principles.

SECTION 6.7 CAPITAL STRUCTURE.

(a)	The authorized capital stock of GHHC consists of 5,000,000,000 shares of GHHC Common Stock having no par value per share, of which, as of the date of this Agreement, 339,573,445 shares are issued and outstanding. GHHC additionally has 10,000,000 Preferred Shares authorized, of which 1,000,000 have been designated as Series A Preferred Stock and 1,000,000 have been designated as Series B Preferred Stock. The shares of GHHC Series A Preferred, in total, consist of exactly 65% of all voting rights available at the time of any vote, including Series A Preferred Stock. Series B Preferred Stockholders have no voting rights. Common Stock are entitled to one vote per share held; and there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights, including preemptive rights, calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of GHHC except those listed on Schedule 6.7. No shares of GHHC Common Stock are held as treasury shares. None of the GHHC Common Stock is subject to any restrictions upon the transfer thereof under the terms of the articles of incorporation or bylaws of GHHC.

(b)	As of the date hereof, to the best of the knowledge of GHHC, and except for this Agreement, there are no shareholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of any issued and outstanding shares of GHHC Common Stock to vote or to dispose of his, her or its shares of GHHC Common Stock.

SECTION 6.8 ARTICLES OF INCORPORATION, BYLAWS, AND MINUTE BOOKS. GHHC has provided Vitana-X with all known, true, correct and complete copies of all of the certificates or articles of incorporation and all amendments to it, and the bylaws, as amended, of GHHC. All minute books contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any board committee) and of the shareholders of GHHC since inception. All minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the shareholders and boards of directors of GHHC and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or board any committee) or of shareholders of GHHC known to the Board of Directors that have not been disclosed to SELLERS.

SECTION 6.9 BOOKS AND RECORDS. The books and records of GHHC fairly reflect the transactions to which it is a party or by which its properties are subject or bound. To the Board of Directors’ best knowledge, such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable accounting and legal requirements.

SECTION 6.10 CONTRACTS, COMMITMENTS, ETC. If there are any, GHHC has made available to Vitana-X:

(a)	All contracts, agreements, plans or other arrangements applicable to employees, officers, or directors of GHHC, including compensation, bonus, stock option, stock purchase, medical, disability, group life or other insurance plans, and any other remuneration or fringe benefit arrangements.

(b)	All material contracts, agreements, leases, mortgages, and commitments to which GHHC is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments.

(c)	All contracts, agreements, leases, mortgages, and commitments, whether or not material, to which GHHC is a party or may be bound and which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation or performance of any of the transactions contemplated thereby or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments.

(d)	All deeds, leases, contracts, agreements, mortgages, and commitments, whether or not material, to which GHHC is a party or may be bound and which relate to land, buildings, fixtures, or other real property.

(e)	All federal, state, and local tax returns, including any amended returns, filed by GHHC.

SECTION 6.11 MATERIAL CONTRACT DEFAULTS. All contracts, agreements, leases, mortgages, or commitments referred to above in section 6.10 are valid and in full force and effect on this date. As of the date of this Agreement and as of the Effective Date, neither GHHC nor its subsidiaries will be in default in any material respect under any material contract, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound or affected or under which it or its assets, business, or operations receive benefits; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

ARTICLE VII

COVENANTS OF GHHC

GHHC covenants and agrees as follows:

SECTION 7.1 RIGHTS OF ACCESS. From this date to the Effective Date, GHHC will give to SELLERS and to their respective representatives, including its certified public accountants full access during normal business hours to all of the property, documents, contracts, books, and records of GHHC, and such information with respect to its business affairs and properties as Vitana-X from time to time may reasonably request.

SECTION 7.2 EXTRAORDINARY TRANSACTIONS. Without the prior written consent of SELLERS, GHHC will not, on or after the date of this Agreement: (a) declare or pay any cash dividends or property dividends with respect to any class of its capital stock; (b) declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any distribution of its capital stock or any other securities or grant any options to acquire such additional securities; (c) either (i) merge into, consolidate with, or sell or otherwise dispose of its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein, or (ii) engage in any discussions concerning such a possible transaction except as explicitly contemplated herein unless the board of directors of GHHC, based upon the advice of legal counsel, determines in good faith that such action is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law; (d) convert the form of entity of GHHC from that in existence on the date of this Agreement to any other form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock; (f) except in the ordinary course of its business or to accomplish the transactions contemplated by this Agreement, incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) enter into or assume any one or more commitments to make capital expenditures, any of which individually exceeds $20,000 or which in the aggregate exceed $50,000; (i) except for increases in the ordinary course of business in accordance with past practices, and except as explicitly contemplated by this Agreement, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (j) except as otherwise required by law, create or modify any profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit; (k) enter into any employment or personal services contract with any person or firm, except directly to facilitate the transactions contemplated by this Agreement; nor (l) change the nature or increase the concentration of risk of investments and of cash and cash equivalents.

SECTION 7.3 PRESERVATION OF BUSINESS. GHHC will (a) carry on its business and manage its assets and properties diligently and substantially in the same manner as heretofore; (b) use commercially reasonable efforts to continue in effect its present insurance coverage on all properties, assets, business, and personnel; (c) use commercially reasonable efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationships with all those entities having business dealings with it; (d) not do anything and not fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it is a party or by which it may be bound; and (e) conduct its affairs so that at the Effective Date none of its representations and warranties will be inaccurate, none of its covenants and agreements will be breached, and no condition in this Agreement will remain unfulfilled by reason of its actions or omissions.

SECTION 7.4 AFFILIATES. GHHC will furnish to SELLERS a list of all persons known to GHHC who at the date of this Agreement may be deemed to be “affiliates” of GHHC within the meaning of Rule 145 under the Securities Act of 1933.

SECTION 7.5 PURCHASE METHOD TREATMENT. GHHC will take no action that would prevent or impede the Share Exchange from qualifying as a reverse acquisition under the purchase method for business combinations.

SECTION 7.6 UPDATED SCHEDULES. Not less than fifteen business days prior to the Effective Date and as of the Effective Date, GHHC will deliver to SELLERS any updates to the schedules to its representations which may be required to disclose events or circumstances arising after this date. Such schedules will be updated only for the purpose of making the representations and warranties contained in this Agreement to which such part of such schedules relate true and correct in all material respects as of the date such schedule is updated, and the updated schedule will not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects as of a date prior to the date of such updated schedule. For purposes of determining whether the conditions set forth in section 4.1 to SELLERS’ obligations have been met, any such updated schedules delivered to SELLERS will be disregarded unless SELLERS will have agreed to accept any changes reflected in such updated schedules.

SECTION 7.7 SUBSEQUENT EVENTS. Until the Effective Date, GHHC will immediately advise SELLERS in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or which (if existing and known at any time prior to or at the Effective Date) would cause a condition to SELLERS’s obligations under this Agreement not to be fully satisfied.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF VITANA-X

Vitana-X, by and through SELLERS, represents and warrants to GHHC as follows:

SECTION 8.1 ORGANIZATION, POWERS, AND QUALIFICATION. Vitana-X is a duly organized, validly existing limited liability company in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its property and assets, to lease properties used in its business, and to carry on its business as now conducted. Vitana-X owns or possesses in the operation of its business all franchises, licenses, permits, certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted.

SECTION 8.2 EXECUTION AND PERFORMANCE OF AGREEMENT. Vitana-X has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

SECTION 8.3 BINDING OBLIGATIONS, DUE AUTHORIZATION. Subject to the approval of its shareholders, this Agreement constitutes a valid, legal, and binding obligation of Vitana-X, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, or similar law, or by general principles of equity. The board of directors of Vitana-X has validly authorized the execution, delivery, and performance of this Agreement and the transactions contemplated by it.

SECTION 8.4 ABSENCE OF DEFAULT. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated by it, or the compliance with or fulfillment of its terms will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of Vitana-X. None of such execution, consummation, or fulfillment will conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any of the property or assets of Vitana-X pursuant to any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement, or other commitment or arrangement of it in respect of which it is an obligor.

SECTION 8.5 CAPITAL STRUCTURE.

(a)	The shares of Vitana-X as of the date of this Agreement consists of 74 shareholders of Vitana-X holding exactly 68,515,124 shares of Common Stock as per described in Schedule 1.1 attached hereto and have been duly issued and are validly outstanding, fully paid and non-assessable, book entry the shares. These shares of Vitana-X are the only equity securities of Vitana-X authorized, issued, or outstanding as of the date of this Agreement. There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights, including preemptive rights, calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of Vitana-X.

(b)	As of the date hereof, to the best of the knowledge of Vitana-X, and except for this Agreement, there are no shareholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of any issued and outstanding shares of Vitana-X Common Stock to vote or to dispose of his, her or its shares of Vitana-X Common Stock.

SECTION 8.6 BOOKS AND RECORDS. The books and records of Vitana-X fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable accounting and legal requirements. Vitana-X follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements, including using the accrual method of accounting for all items of income and expense. Vitana-X has made all accruals in amounts that accurately report income and expense in the proper periods in accordance with generally accepted accounting principles. Vitana-X has filed all material reports and returns required by any law or regulation to be filed by it.

SECTION 8.7 FINANCIAL STATEMENTS. Vitana-X has furnished to GHHC its balance sheet from inception through December 31, 2018, and its related statements of operations, changes in stockholders' equity and cash flows for the periods then ended, and its notes, and its consolidated unaudited balance sheet as of December 31, 2018 and its related unaudited consolidated statements of operations, changes in stockholders' equity and cash flows for the nine month period then ended (the “Vitana-X Interim Financial Statements”) (collectively, the “Vitana-X Financial Statements”). All of the Vitana-X Financial Statements, including the related notes, (a) were prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied in all material respects (subject, in the case of the Vitana- Interim Financial Statements, to recurring audit adjustments normal in nature and amount), (b) are in accordance with the books and records of Vitana-X, (c) fairly reflect the consolidated financial position of Vitana-X as of such dates, and the consolidated results of operations of Vitana-X for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of- period items. Vitana-X represents and warrants that its financial statements are prepared sufficiently to enable a PCAOB listed audit firm to prepare and express an opinion thereon and to agree with Vitana-X that its financial statements are prepared according to GAAP and appear to be free from material misstatement.

SECTION 8.8 ARTICLES OF ORGANIZATION, OPERATING AGREEMENT, AND MINUTE BOOKS. Vitana-X has provided GHHC with true, correct and complete copies of all of Vitana-X’s articles of organization, the operating agreement, and all amendments to such documents, and the minute books. All minute books contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any board committee) and of the shareholders of Vitana-X since its inception. All minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the shareholders and boards of directors of Vitana-X and all board committees. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of shareholders of Vitana-X.

SECTION 8.9 ABSENCE OF CERTAIN DEVELOPMENTS. Since December 31, 2018, there has been (a) no Material Adverse Effect with respect to Vitana-X, (b) no material decrease in the value of the assets of Vitana-X (c) no material increase in the level of liabilities of Vitana-X. Since December 31, 2018, Vitana-X has conducted its business only in the ordinary course of such business and consistent with past practice.

SECTION 8.10 DISCLOSURE. No representation or warranty included in this and no certificate, statement, or other document delivered by Vitana-X hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to Vitana-X that might materially adversely affect its business, assets, liabilities, financial condition, results of operations, or prospects that has not been disclosed in the Vitana-X Financial Statements or a certificate, schedule or other document delivered by Vitana-X to GHHC. Copies of all documents delivered to GHHC by Vitana-X under this Agreement are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

ARTICLE IX

COVENANTS OF VITANA-X

Vitana-X, by and through its President and Board of Directors, covenant and agree as follows:

SECTION 9.1 RIGHTS OF ACCESS. From this date to the Effective Date, Vitana-X will give to GHHC and to its representatives, including their certified public accountants, reasonable access during normal business hours upon reasonable advance notice to all of the property, documents, contracts, books, and records of Vitana-X, and such information with respect to its business affairs and properties as Vitana-X from time to time may reasonably request, and GHHC will be furnished with copies of all such books, records, agreements and other documents as may be reasonably requested by it. In connection with such investigation, GHHC will also be permitted to speak with such officers, directors, bankers, creditors, lessees, lessors, customers, shareholders, and litigation counsel of Vitana-X as GHHC may specify.

SECTION 9.2 EXTRAORDINARY TRANSACTIONS. Without the prior written consent of GHHC, Vitana-X will not, on or after the date of this Agreement: (a) declare or pay any cash dividends or property dividends with respect to any class of its capital stock; (b) declare or distribute any stock dividend nor authorize a stock split; (c) merge into, consolidate with, or sell or otherwise dispose of its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein; (d) convert the form of entity of Vitana-X from that in existence on the date of this Agreement to any other form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock; (f) except in the ordinary course of its business or to accomplish the transactions contemplated by this Agreement, incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) enter into or assume any one or more commitments to make capital expenditures, any of which individually exceeds $20,000 or which in the aggregate exceed $50,000; (i) except for increases in the ordinary course of business in accordance with past practices and except as explicitly contemplated by this Agreement, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (j) except as otherwise required by law, create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit; (k) enter into any employment or personal services contract with any person or firm, except directly to facilitate the transactions contemplated by this Agreement; nor (l) change the nature or increase the concentration of risk of cash and cash equivalents.

SECTION 9.3 PRESERVATION OF BUSINESS. Vitana-X will: (a) carry on its business and manage its assets and property diligently and substantially in the same manner as was done previously; (b) use commercially reasonable efforts to continue in effect its present insurance coverage on all property, assets, business, and personnel; (c) use commercially reasonable efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationships with those entities having business dealings with it; (d) not do anything and not fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it is a party or by which it may be bound; and (e) conduct its affairs so that at the Effective Date none of its representations and warranties will be inaccurate, none of its covenants and agreements will be breached, and no condition in this Agreement will remain unfulfilled by reason of its actions or omissions.

SECTION 9.4 SHAREHOLDERS' MEETING. Unless a majority of shareholders will provide their written consent, Vitana-X will hold a meeting of its shareholders in accordance with the laws of the state of Florida and the operating agreement of Vitana-X to consider and vote upon this Agreement. Subject to its fiduciary duty to shareholders, the managers of Vitana-X will recommend to its shareholders that this Agreement be adopted.

SECTION 9.5. SUBSEQUENT EVENTS. Until the Effective Date, Vitana-X will immediately advise GHHC in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or which (if existing and known at the time of the Effective Date) would cause a condition to GHHC’s obligations under this Agreement not to be fully satisfied.

SECTION 9.6 UPDATED SCHEDULES. Not less than fifteen business days prior to the Effective Date and as of the Effective Date, Vitana-X will deliver to GHHC any updates to the schedules to its representations which may be required to disclose events or circumstances arising after the date hereof. Such schedules will be updated only for the purpose of making the representations and warranties contained in this Agreement to which such part of such schedules relate true and correct in all material respects as of the date such schedule is updated, and the updated schedule will not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects as of a date prior to the date of such updated schedule. For purposes of determining whether the conditions set forth in section 4.1 to Vitana-X’s obligations have been met, any such updated schedules delivered to GHHC will be disregarded unless GHHC will have agreed to accept any changes reflected in such updated schedules.

SECTION 9.7 RESERVED.

SECTION X

CLOSING

SECTION 10.1 PLACE AND TIME OF CLOSING. Closing will take place at such place as the parties choose, on the date of the Effective Date, provided that all conditions precedent to the obligations of the parties to close have then been met or waived.

SECTION XI

TERMINATION, WAIVER, AND AMENDMENT

SECTION 11.1 TERMINATION BY REASON OF LAPSE OF TIME. This Agreement may be terminated by any party after December 31, 2019, by instrument duly authorized and executed and delivered to the other party, unless the Effective Date will have occurred.

SECTION 11.2 GROUNDS FOR TERMINATION. This Agreement may be terminated by written notice of termination at any time before the Effective Date (whether before or after action by stockholders of GHHC or Vitana-X):

(a)	by mutual consent of the parties hereto;

(b)	by SELLERS, upon written notice to GHHC given at any time (i) if any of the representations and warranties of GHHC contained in Article VI above was materially incorrect when made, or (ii) in the event of a material breach or material failure by GHHC of any covenant or agreement of GHHC contained in this Agreement that has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to GHHC, and which inaccuracy, breach, or failure, if continued to the Effective Date, would result in any condition set forth in Article IV above not being satisfied;

(c)	by GHHC, upon written notice to SELLERS given at any time (i) if any of the representations, warranties, or covenants of SELLERS contained in Articles VIII or IX above was materially incorrect when made, or (ii) in the event of a material breach or material failure by SELLERS of any covenant or agreement of SELLERS contained in this Agreement that has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to SELLERS, and which inaccuracy, breach, or failure, if continued to the Effective Date, would result in any condition set forth in Article V above not being satisfied; and

(d)	by either SELLERS or GHHC upon written notice given to the other if the shareholders of either Vitana-X or GHHC will have voted on and failed to adopt this Agreement, at the meeting of such shareholders called for such purpose.

SECTION 11.3 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to the provisions of section 11.1 or section 11.2, this Agreement will become void and have no force or effect without any liability on the part of Vitana-X, GHHC, or their respective directors or officers or shareholders, in respect of this Agreement. Notwithstanding the foregoing, as provided in section 12.4 of this Agreement, the confidentiality agreement contained in that section will survive such termination.

SECTION 11.4 WAIVER OF TERMS OR CONDITIONS. Any of the terms or conditions of this Agreement, to the extent legally permitted, may be waived at any time prior to the Effective Date by the party which is, or whose shareholders are, entitled to the benefit thereof, by action taken by that party, by the board of directors of such party, or by its chairman, or by its president; provided that such waiver will be in writing and will be taken only if, in the judgment of the party, board of directors, or officer taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to it or to the shareholders of its or his corporation; and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver.

SECTION 11.5 AMENDMENT. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the exhibits hereto may be amended, supplemented, or interpreted at any time prior to the Effective Date by written instrument only duly authorized and executed by each of the parties hereto; provided, however, that (except as specifically provided herein or as may be approved by such shareholders) this Agreement may not be amended after:

(a)	the action by shareholders of GHHC in any respect that would change (i) the amount or kind of shares, obligations, cash, property, or rights to be received in exchange for or on conversion of the GHHC Series B Preferred Stock; (ii) any term of the certificate of incorporation of Vitana-X to be effected by the Share Exchange; or (iii) any of the terms and conditions of this Agreement if the change would adversely affect the shareholders of GHHC, or

(b)	the action by shareholders of Vitana-X in any respect that would change (i) the amount or kind of shares, obligations, cash, property, or rights to be received in exchange for the Vitana-X Common Stock to be delivered in the Share Exchange; (ii) any term of the certificate of incorporation of Vitana-X to be effected by the Share Exchange; or (iii) any of the terms and conditions of this Agreement if the change would adversely affect the shareholders of Vitana-X.

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.1 ALLOCATION OF COSTS AND EXPENSES. Except as provided in Article IX, each party will pay its own fees and expenses, including without limitation the fees and expenses of its own counsel and its own accountants and tax advisers, incurred in connection with this Agreement and the transactions contemplated by it.

SECTION 12.2 MUTUAL COOPERATION. Subject to the terms and conditions herein provided, each party will use its best efforts, and will cooperate fully with the other party, in expeditiously carrying out the provisions of this Agreement and in expeditiously making all filings and obtaining all necessary approvals, and as soon as practicable will execute and deliver, or cause to be executed and delivered, such notifications and additional documents and instruments and do or cause to be done all additional things necessary, proper, or advisable under applicable law to consummate and make effective on the earliest practicable date the transactions contemplated hereby.

SECTION 12.3 FORM OF PUBLIC DISCLOSURES. Vitana-X and GHHC will mutually agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated by it and will not issue any such public disclosure prior to such consultation, except that GHHC in its sole discretion will determine the content of all SEC filings required to be filed through the Effective Date. As for all other disclosures, approval by Vitana-X or GHHC of such public disclosure will not be unreasonably withheld.

SECTION 12.4 CONFIDENTIALITY. SELLERS and GHHC will use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement. Neither SELLERS nor GHHC will use any of such information for any other purpose, including, without limitation, the competitive detriment of any other party. SELLERS and GHHC will maintain as strictly confidential all information each of them learns from the other and will, at any time after termination of this Agreement in accordance with its terms, upon the request of the other, return promptly to it all documentation provided by it or made available to third parties. Each of the parties may disclose such information to its respective affiliates, counsel, accountants, tax advisers, and consultants, provided that such parties are advised of the confidential nature of such information and agree to be bound by the terms of this section 12.4. The confidentiality agreement contained in this section 12.4 will remain operative and in full force and effect and will survive the termination of this Agreement.

SECTION 12.5 STANDARD OF MATERIALITY AND OF MATERIAL ADVERSE EFFECT

(a)	For purposes of Articles IV, VI, and VII of this Agreement, the terms “material” and “materially,” when used with reference to items normally expressed in dollars, will be deemed to refer to amounts individually and in the aggregate in excess of 3% of the shareholders' equity of GHHC as of June 8, as determined in accordance with generally accepted accounting principles.

(b)	For purposes of Articles V, VIII, and IX of this Agreement, the terms “material” and “materially,” when used with reference to items normally expressed in dollars, will be deemed to refer to amounts individually and in the aggregate in excess of 3% of the shareholders’ equity of Vitana-X as of December 31, 2018, as determined in accordance with generally accepted accounting principles.

(c)	The term “Material Adverse Effect” wherever used in this Agreement will mean, with respect to a party, a material adverse effect on the business, results of operations, financial condition, including the market value of any of the assets, or prospects of such party and its subsidiaries taken as a whole.

SECTION 12.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which will be deemed to constitute an original, but such counterparts together will be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties. It will not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

SECTION 12.7 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto with respect to their commitments to each other and their undertakings vis-à-vis each other on the subject matter hereof. Any previous agreements or understandings among the parties regarding the subject matter hereof are merged into and superseded by this Agreement. Nothing in this Agreement express or implied is intended or will be construed to confer upon or to give any person, other than Vitana-X, GHHC, and their respective shareholders, any rights or remedies under or by reason of this Agreement.

SECTION 12.8. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. None of the representations, warranties, covenants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, will survive the Effective Date, except for sections 12.4 and 12.6, and those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Date.

SECTION 12.9 SECTION HEADINGS. This Agreement's section and subsection headings in have been inserted for convenience of reference only and will in no way modify or restrict any of the terms or provisions.

SECTION 12.10 NOTICES.

(a)	All notices, consents, waivers, or other communications which are required or permitted hereunder will be in writing and deemed to have been duly given if delivered personally or by messenger, sent by facsimile, or by registered or certified mail, return receipt requested, postage prepaid, or by a reputable delivery service (including, by way of example and not limitation, Federal Express, UPS and DHL) which makes a record of the date and time of delivery. All communications will be addressed to the appropriate address of each party as follows:

If to SELLERS:

c/o Vitana-X, Inc.

P.O. Box 310367 PMB 11660

Miami, FL 33231

If to GHHC:

GH Capital, Inc.

200 South Biscayne Blvd.,

Suite 2790

Miami, FL 33131

With copy to:

Eilers Law Group, P.A.

Attention: William Eilers

149 S. Lexington Ave.

Asheville, NC 28801

(b)	For purposes of notice, the address of each Party will be the address first set forth above; provided, however, that each Party will have the right to change its respective address for notices hereunder to another location by giving ten days advance written notice to the other Party in the manner set forth above.

(c)	All such notices will be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

SECTION 12.11 CHOICE OF LAW. This Agreement will be governed by, construed, and enforced in accordance with the laws of the State of Florida, without giving effect to the principles of conflict of law thereof. Each of the parties agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated by it by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of Florida, respectively.

SECTION 12.12 KNOWLEDGE OF A PERSON. References in this Agreement to the knowledge of a party will mean, in the case of a corporation, the actual knowledge possessed by the present executive officers of such party.

SECTION 12.13 BINDING AGREEMENT. This Agreement will be binding upon the parties and their respective heirs, successors and assigns.

SPACE LEFT INTENTIONALLY BLANK. SIGNATURES TO FOLLOW.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, have executed this agreement on the date first set forth above.

“GH CAPITAL, INC.”	“VITANA-X, INC.”
GH Capital Inc. a Florida corporation By: /s/Wolfgang Ruecker_______________ Name: Wolfgang Ruecker Title: Director	Vitana-X, Inc., a Florida corporation By: /s/Dirk Richter____________ Name: Dirk Richter Title: Director

SCHEDULE 1.1

VITANA-X SHAREHOLDERS

Shareholder Name	# Shares	% owned	# Shares Series B
1185880 B.C. LTD	2,500,000	3.649%	36,488
Paul Abraham	28,037	0.041%	409
Gina Angel	94,073	0.137%	1,373
Josef El Assal	35,098	0.051%	512
Wolfgang Bartsch	140,087	0.204%	2,045
Daniel Bichler	13,925	0.020%	203
Franz Bonner	6,666,667	9.730%	97,302
Diana Brandt	42,238	0.062%	616
Central Park Investments LLP	3,000,000	4.379%	43,786
Michael Decker	42,399	0.062%	619
Nenad Dimic	500,000	0.730%	7,298
Goran Djuricin	98,129	0.143%	1,432
Marco Djuricin	70,025	0.102%	1,022
Jacobus Willem Johannes Van Der Eijk	558,975	0.816%	8,158
Manfred Feiertag	67,190	0.098%	981
Matthias Goeth	2,000,000	2.919%	29,191
Christoph Goth	154,500	0.225%	2,255
Elisabeth Grotzl	35,211	0.051%	514
Lukas Grotzl	13,704	0.020%	200
Karl Heinz Jamnig	111,976	0.163%	1,634
Markus Hell	11,200	0.016%	163
Benjamin Heyny	312,500	0.456%	4,561
Alois Hofbauer	28,152	0.041%	411
Jurgen Horbauer	84,288	0.123%	1,230
Thomas Hofbauer	28,169	0.041%	411
Michael Hofer	112,188	0.164%	1,637
Maximilian Horhager	28,475	0.042%	416
Birgit Kirchner	15,996	0.023%	233
Pascal Kitzmuller	13,900	0.020%	203
Christoph Klein	26,783	0.039%	391
Anton Krapf	42,410	0.062%	619
Stephan Lukas Podlipnig	176,050	0.257%	2,570
Stefan Mang	35,133	0.051%	513
Wolfgang Martinschitz	499,312	0.729%	7,288
Wolfgang Mayerhofer	70,659	0.103%	1,031
Steffi McCown	167,500	0.244%	2,445

Claudia Monay	14,000	0.020%	204
Christian Monninghoff	250,000	0.365%	3,649
Thomas Morak	21,087	0.031%	308
Jan Niklas Hadler	27,962	0.041%	408
Marc Oliver Richter	150,000	0.219%	2,189
Kurt Ortner	71,065	0.104%	1,037
Jan Papenbrock	250,000	0.365%	3,649
Mike Pfeiffer	28,088	0.041%	410
David Podlipnig	350,738	0.512%	5,119
Johann Podlipnig	350,988	0.512%	5,123
Sabrina Podlipnig	176,050	0.257%	2,570
Michael Putz	1,000,000	1.460%	14,595
Mario Reichmuth	8,149	0.012%	119
Dirk Richter	20,000,000	29.191%	291,906
Thomas Richter	150,000	0.219%	2,189
Robert Rieder	150,000	0.219%	2,189
Alexander Rudiger	98,513	0.144%	1,438
Andreas Sammer	150,000	0.219%	2,189
Bernhard Sammer	20,000,000	29.191%	291,906
Josef Sammer	150,000	0.219%	2,189
Zeliko Sekulic	1,000,000	1.460%	14,595
Rene Simmen	12,675	0.018%	185
Stella Soldner	13,800	0.020%	201
Hannes Sommer	2,000,000	2.919%	29,191
Hannes Sommer	3,000,000	4.379%	43,786
Thomas Stangl	84,469	0.123%	1,233
Dietmar Thuller	346,796	0.506%	5,062
Thomas Tork	280,375	0.409%	4,092
Hanna Valeisha	150,000	0.219%	2,189
Helga Wagner	68,556	0.100%	1,001
Thomas Waldher	42,405	0.062%	619
Marcus Weissenbock	28,250	0.041%	412
Karl Weixelbaumer	70,080	0.102%	1,023
Bernhard Zimmerl	35,330	0.052%	516
Bernhard Zimmerl	35,012	0.051%	511
Erich Zullig	100,000	0.146%	1,460
Jurg Zullig	25,787	0.038%	376

TOTAL	68,515,124	1.0000	1,000,000